EXHIBIT 99.1


On January 27, 2000, the Registrant issued the following press release:


  " PYR ENERGY REPORTS OPERATIONS UPDATE ON ACTIVITIES IN THE SAN JOAQUIN BASIN
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     DENVER -- PYR Energy Corporation  (AMEX:PYR) reports the following news has been released by Berkley Petroleum Corporation (BKP.T) of Calgary:

"Cal Canal
The Berkley Cal Canal #1 well penetrated 1,230 feet of Temblor formation with 775 feet of net sand, and was drilled to a total depth of 18,100 feet. The well completion commenced on January 20, 2000. Non commercial hydrocarbon flow rates were obtained from the initial perforated 10 foot zone in the lower McDonald. Several additional zones remain to be tested in the Temblor, McDonald and upper McDonald. Partners have decided to defer further completion or deepening of the existing well bore until information regarding reservoir quality and performance is obtained from on-going drilling efforts in the San Joaquin basin."

"Regional San Joaquin Venture
The partnership has recently completed two 2D seismic programs of 120 miles as well as acquired considerable additional trade seismic data. Current plans are to spud the next regional San Joaquin Joint Venture exploration well by third quarter 2000."

"East Lost Hills
The Bellevue 1-17R well was production tested in December and flowed gas at rates ranging between 1.3 and 5.0 MMCFPD. Condensate and water was also obtained during the test. Pressure build-up analysis indicated that only the uppermost sand unit encountered in 1-17R was contributing to the flow. The uncemented production liner in 1-17R makes stimulation efforts very difficult, hence the partners have decided to review the options of either a sidetrack of 1-17R to redrill the Temblor section, or drill a new well from surface."

"The East Lost Hills Berkley #1 well is currently at a depth of 18,237 feet, approximately 1,000 feet into the Temblor formation. Four separate sand units with approximately 720 feet of net sand have been penetrated. Steadily increasing gas shows have been encountered to date in Berkley #1. Total depth remains at 20,000 feet, and is expected to be reached in approximately 30 days. It is expected that an intermediate casing string will be run prior to completion to total depth. Plans are currently being put in place to drill an additional 2 wells at East Lost Hills with both wells spudding prior to mid-year."

     In addition, PYR adds the following information with respect to its interests' in their San Joaquin Basin projects:

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     PYR Energy owns a 3.75% `carried through the tanks' working interest in the
Cal Canal exploration well. As such, PYR has no capital costs associated with the drilling and ongoing completion of the well. "While we are disappointed in the initial evaluation at Cal Canal, we remain focused on the potential and current drilling activity at East Lost Hills", said Scott Singdahlsen, president of PYR. "We do not feel that the initial results at Cal Canal impact our other deep Temblor activities nor change the potential of the East Lost Hills trend."

     PYR owns a 10.575% working interest in the East Lost Hills Area of Mutual Interest ("ELH-AMI") with all of the interest being capital cost bearing in the currently drilling Berkley #1 well. In addition, PYR has a 10.575% working interest in Bellevue 1-17R well with a 4.1% capital cost bearing interest and a 6.475% interest that is carried through the tanks. PYR has additional San Joaquin Basin projects that are based upon on-going geological and geophysical analysis. PYR controls 100% of approximately 25,000 additional acres and controls 30% of approximately 3,800 acres on trend with the East Lost Hills feature outside of the existing ELH AMI.

     PYR Energy Corporation is a natural gas and oil exploration company with activities primarily focused on deep natural gas exploration in the San Joaquin Basin of California and in select areas of the Rocky Mountains.


                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."